Exhibit 21.1
Subsidiaries of ev3 Inc.

State or Other Jurisdiction of
	Incorporation or	Name Under
Name	Organization	Which Does Business
Micro Therapeutics, Inc.	Delaware	ev3 Neurovascular
Micro Therapeutics International, Inc.	Delaware	N/A
Dendron GmbH	Germany	N/A
ev3 Endovascular, Inc.	Delaware	ev3 Inc.
ev3 Peripherals, Inc.	Minnesota	N/A
ev3 International, Inc.	Delaware	N/A
ev3 B.V.	Netherlands	N/A
ev3 K.K.	Japan	N/A
ev3 S.r.l.	Italy	N/A
ev3 Australia Pty Limited	Australia	N/A
ev3 Canada, Inc.	Canada	N/A
ev3 SAS	France	N/A
ev3 Europe SAS	France	N/A
ev3 GmbH	Germany	N/A
ev3 Technologies Iberica, S.L.	Spain	N/A
ev3 Nordic AB	Sweden	N/A
ev3 Limited	United Kingdom	N/A
ev3 Comércio de Produtos Endovasculares do Brazil Ltda	Brazil	N/A
ev3 Consulting (Beijing) Company, Ltd.	China	N/A